Exhibit 99.1

ZAYO GROUP TO ACQUIRE FIRST TELECOM SERVICES

Acquisition of Dark Fiber and Wavelength Business with Unique Fiber Footprint

LOUISVILLE, CO – October 17, 2012 – Zayo Group, LLC (“Zayo”) announces that it has executed a definitive agreement to purchase First Telecom Services, LLC (“First Telecom Services” or “FTS”), a provider of Bandwidth Infrastructure services throughout the northeastern and midwestern United States, for a price of $110 million.

First Telecom Services manages a network of over 8,000 route miles of fiber and approximately 500 on-net buildings. It is focused on providing dark fiber and wavelength services across its 11 state footprint, with the highest concentration of network and revenue in Pennsylvania and Ohio. FTS’ customers are primarily other telecommunications carriers who leverage this unique footprint.

While the acquisition will bring new fiber routes to the broader Zayo footprint, it will also provide Zayo with ownership of fiber routes on which it currently operates via long term indefeasible right of usage (IRU) agreements.

“This transaction strengthens Zayo’s business both from a revenue and asset perspective,” says Dan Caruso, President and CEO of Zayo Group. “First and foremost, FTS brings a strong and durable base of largely dark fiber revenue from a select group of strategic customers. Second, it secures Zayo’s control over some critical and unique regional fiber routes.”

Zayo currently operates in the FTS region with similar products and customers which will enable a straightforward integration. It is anticipated that FTS’ products and network footprint will be fully integrated and available to all of Zayo’s customers at the time of close.

The transaction, subject to customary approvals, is expected to close by year-end and will be funded from cash on hand. The Bank Street Group LLC served as exclusive financial advisor to First Telecom Services in connection with this transaction.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro, national, international and fiber-to-the-tower networks. With the FiberGate acquisition, Zayo’s network assets include approximately 65,000 route miles, covering 45 states plus Washington, D.C. Additionally, Zayo has over 136,000 billable square feet of colocation space and approximately 9,000 on-net buildings, including 500+ data centers, 500+ Points-of-Presence (POPs), and 2,500+ cell towers.

For Zayo media inquiries, please contact:

Jaymie Scotto & Associates

+1.866.695.3629

pr@jaymiescotto.com